SALES REPRESENTATION AGREEMENT


AGREEMENT made this 13th day of May, 1996 by and between Sanctuary Woods Multimedia Inc., a Nevada corporation having an office at 1825 S. Grant Street, San Mateo, CA 94402 (hereinafter referred to as "SW") and Strategic Marketing Partners, Inc. a Texas corporation having an office at 4975 Preston Park Blvd., Suite 775, Plano, Texas 75093 (hereinafter referred to as "SMP").

1.   Appointment.

     SW hereby appoints SMP as its exclusive sales representative for the sale and promotion of its products listed in Exhibit A (hereinafter referred to as the "Products") to the accounts specified in Exhibit B (hereinafter referred to as the "Accounts") and SMP accepts such appointment, subject to the terms and conditions provided herein.

          a. SMP shall use its best efforts and skills to sell the Products to the Accounts. SMP shall keep SW informed of its sales activities relating to SW.

          b. SW shall provide SMP with a reasonable supply of sales literature, Product samples, etc. at no cost to SMP. Furthermore, from time to time and where reasonable, SW shall accompany SMP on key sales calls, particularly in the pursuit of new accounts and when new products are released.

          c.   SMP will provide at least the following services:

          - Sales of new products - Generating PO's
          - Account Management (Major retailers and distributors)
               Inventory Levels, promotions
          - Product presentations to buyers
          - Manage to MDF budgets/programs
          - Help to gather Sell through data
          - Find new sales opportunities - budget, back catalog, new retailers
          - Quarterly forecast by account by SKU
          - Make joint sales calls with SW staff
          - Assist in collections from accounts with buyers, where appropriate

2.   Orders and Invoicing.

          a. All orders solicited by SMP on behalf of SW shall be subject to terms (including approval of credit) approved by SW, and pursuant to the prices, discounts, delivery dates and other terms of sale set by SW and communicated to SMP. Normally, Accounts will give purchase orders for the Products to SMP, and SMP will forward copies of same to SW. Should any Account send purchase orders directly to SW, said orders shall in every respect apply to the terms and conditions of this Agreement, as if they had come from SMP directly. SW shall forward copies to SMP of all purchase orders received directly from Accounts.

          b. SW shall invoice all sales of Products to Accounts, and payment of said invoices shall be made directly to SW by Accounts. SW shall send copies of all said invoices to SMP via Fax or overnight mail service.

3.   Commissions.

          a. For "retail channel sales" (sales to retail Accounts or to distributors which in turn sell to retail Accounts), SMP shall receive from SW commissions of five percent (5%) of SW's invoiced amounts (less freight, taxes, or insurance charges, if any) for all sales of Products to the Accounts, less commissions on any Product returns from Accounts that were sold by SMP, during the term of this Agreement. Payment for all said commissions shall be made by the forty-fifth (45th) day of the month following the month of shipment. Each commission payment shall be accompanied by a statement showing which SW invoices and which Account purchase orders are being commissioned.

          b. Early pay discounts and promotional allowances (SPIFFs, advertising funds, and the like) granted to Accounts by SW do not decrease commissions due SMP, even if such allowances are deducted from invoice. Special price reductions on Products, however, do decrease SMP commissions.

          c. SMP shall pay all of its own travel, entertainment and other expenses incurred in connection with solicitation of sales of the Products, except for special meetings which are considered over and above what normally is required for sales solicitation, subject to prior written approval by SW. In these special events, SW shall reimburse SMP for reasonable travel and entertainment expenses within thirty (30) days of SMP providing appropriate receipts which substantiate said expenses.

4.        Draw

          a. SW will advance to SMP a monthly draw of fifteen thousand dollars (US$15,000) against commissions, the first of which shall be payable on July 15. This draw will be recovered by SW out of any commissions otherwise payable to SMP.

          b. If insufficient commissions are owed to SMP in any month to recover the total outstanding draw for prior months, the outstanding draw will be recovered by SW from the current month's draw, and from any subsequent draws or commissions owed to SMP until fully recovered.

          c. SMP shall be entitled to retain any excess of the draws remaining after final accounting for all sales and returns through the end of the term of this Agreement, even if SW has not recovered the full amount of such draws.

5.        Warrants

     a. SMP shall be granted warrants to purchase up to 285,000 shares of SW common stock. The warrants shall have a term of two years. The price shall be set at US$0.875 per share, subject to final Vancouver Stock Exchange approval. The shares will not be registered shares, but SW shall provide "piggyback" registration rights in the event that it files a registration statement on Form S-3 to register any other shares during the term of the warrant. SMP shall complete and provide to SW all necessary documentation required to support the issuance of the warrant, including completion of such forms as may be required to satisfy regulatory and governmental requirements. The warrants shall vest and become exercisable as follows:

          - 45,000 shares shall be vested and exercisable immediately.
          - 45,000 shares shall vest at the end of each of the four quarterly periods following the commencement of the Term, for a total (including the initial allotment) of 225,000 shares.
          - 15,000 additional shares will be available for vesting in each of the first four quarters of the Term, in the event that the retail orders received and invoiced in such quarters through SMP's efforts exceeds the Retail Targets set forth below. The total additional shares available in the event that the Retail Targets are exceeded in each of the first four quarters is thus an additional 60,000 shares.
          - In the event that the agreement is terminated prior to the end of the first year of the Term, vesting of any shares shall cease upon the effective date of termination.

      b.   Quarterly Targets:

          Quarter      Retail
                       Target


          Q2 1996:     $1.9 Million
          Q3 1996:     $2.0 Million
          Q4 1996:     $2.8 Million
          Q1 1997:     $1.6 Million

6.   Exclusivity.

     SMP shall have the exclusive right to sell the Products to the Accounts specified herein. For all "retail channel sales", SW shall not sell to other customers at prices lower than those charged to the Accounts for similar classes of trade and shall agree to "most favored customer" status when requested by Accounts for similar classes of trade; furthermore, SW shall adhere to the general pricing structure specified in Exhibit C herein in an effort to avoid conflict between the various channels of distribution. No such restrictions shall apply to OEM sales, which are individually negotiated with OEM Accounts on a case-by-case basis.

7.   Term and Termination.

     This Agreement shall commence as of the date first mentioned herein and shall continue in effect for one (1) year thereafter, and shall be automatically renewed in one (1) year increments until terminated by either party as follows:

          a. Either party may terminate this Agreement immediately if the other becomes insolvent or files for bankruptcy. Commissions shall be paid by, and/or to, the surviving entities, if any.

          b.   Termination Without Cause

                    b.1. With 60 days advance notice, SMP may
               terminate this Agreement without cause and receive commissions on all Net Invoices (Product shipments less returns) issued to the Accounts during the term, plus any unshipped orders booked during the term, payable as specified in Section 3 herein.

                    b.2. With 60 days advance notice,  SW may
               terminate this Agreement without cause, and SMP shall receive commissions, payable as specified in
               Section 3 herein, on all Net Invoices issued to the Accounts, plus unshipped orders booked, for a period of 90 days from the termination notice date, regardless of SMP's involvement in said sales.

          c.   Termination With Cause

               Either party may terminate this Agreement "with cause" upon the failure of the other party to cure a default of its obligations under this Agreement within 30 days of a notice from the other party of such default. Should SMP terminate with cause, SMP shall receive commissions as specified in Section 5.b.2); should SW terminate with cause, SMP shall receive commissions on the Net Invoices outstanding at the date of termination.

          d. Upon termination of this Agreement, SMP shall immediately return all of SW's product samples in its possession, and shall immediately cease using any of SW's trade names, trademarks, or logos and shall otherwise desist from all conduct which might lead the trade to believe that SMP is authorized by SW to solicit sales for the Products.

8.   Confidentiality.

     The parties shall not use, publish, or disclose, or permit anyone else to use, publish, or disclose any proprietary or confidential information or trade secret of the other party, except as required to carry out the purposes of this Agreement. Proprietary or confidential information shall include, but not be limited to customer lists, marketing plans, product and service development plans, computer software, computer databases or related documentation, data concerning the Company's products and services, pricing, SW's trade secrets, and such other data as is designated as proprietary by the parties from time to time.

9.   Relationship of Parties; Approvals.

     The relationship created by this Agreement is that of SW and independent contractor. SMP shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes and other similar taxes or charges on its personnel or the payments received by SMP.

          a. SMP or its agents shall not, without the prior written consent of SW, have any right or authority to create or assume any obligation of any kind or nature whatsoever on behalf of SW, or make any warranty of representation on behalf of SW, or obligate or render SW liable in any manner whatsoever. Without limiting the generality of the foregoing, SMP shall not approve any MDF, coop advertising, RMA's, or other expenditures or commitments on behalf of SW without SW's prior written approval. SMP shall not have authority to sign or make agreements on behalf of SW, and all orders shall be subject to SW approval, including without limitation credit approval.


          b. SW shall be solely responsible for the design, development, supply, production, and performance of the Products and the protection of its trade names. SW agrees to indemnify and hold SMP and its employees and agents harmless and to pay all losses, costs, damages and expenses whatsoever, including reasonable attorney fees, which SMP or its employees or agents may sustain or incur as a result of claims against SMP for infringement or alleged infringement of patents, trademarks, or trade names, resulting from the sale of the Products or arising as a result of warranty or product liability claims.

          c. SMP shall be solely responsible for and shall indemnify and hold SW free and harmless from any and all claims or damages arising out of the acts of SMP, its employees or its agents.

          d. It is agreed that, in the event it is necessary to institute legal proceedings to enforce this Agreement, the prevailing party will recover from the losing party reasonable attorney fees.

10.  Limited Warranty

          a. SW warrants only that the media on which its products are furnished will be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of delivery. EXCEPT FOR THE FOREGOING WARRANTY AS TO THE MEDIA ON WHICH THE LICENSED PRODUCTS ARE FURNISHED, THE LICENSED PRODUCTS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. SW DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE LICENSED PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. SW DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          b. The above warranty does not extend to any Licensed Product which is operated in a manner other than as specified by SW, has its serial number removed or altered, is treated with abuse, negligence or other improper treatment, or is modified or operated outside the recommended operating environment.

          c. No oral or written information or advice given by SW, its dealers, agents or employees shall create a warranty of any kind or in any way increase the scope of this warranty. SMP, its employees and agents shall not make, or authorize any distributor, retail dealer or other person or entity to alter, change, enlarge, limit or otherwise modify the warranty provided by SW beyond the limited warranty set forth above.

          d. If the media on which the Licensed Product is furnished does not comply with the warranty, the sole and exclusive remedy will be to return the media to SW during the warranty period set forth in Section E.1 or thirty (30) days thereafter, and SW will provide a replacement in exchange for the defective media as soon as reasonably possible. SW will not be required to replace any media damaged by accident, abuse or misapplication.

11.  Limited Liability

     NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, SW WILL NOT BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR
     EQUITABLE THEORY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OR LOSS OF PROFITS) TO SMP, DISTRIBUTORS, RETAILERS OR END-USERS, EVEN IF SW OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.  Notices.

     All notices and other communications under this Agreement shall be deemed given when sent by hand delivery, telegram, telex, fax confirmed by one of these other methods, or by prepaid registered or certified mail, or its equivalent, to the respective party at a SW business address.

13.  Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties shall not assign this Agreement or any rights or obligations hereunder without the express written consent of the other party.

14.  Amendment and Waiver.

     This Agreement is intended to be the full and complete statement of the obligations and rights of the parties relating to the subject matter hereof and supersedes all previous agreements, understandings, negotiations, and proposals as to this Agreement. No provision of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment, or modification shall be in writing and signed by a duly authorized officer of the party against whom the waiver or modification is sought to be enforced.

15.  Severability.

     In the event that any term or provision of this Agreement shall be held invalid by a competent court or government agency, the remainder of this Agreement shall not be effected thereby, and the parties hereto shall continue to be bound by the remaining terms hereof.

16.   Governing Law and Legal Actions.

     This Agreement shall be governed exclusively by the laws of the State of California and the United States of America, without regard to conflicts of laws provisions thereof. SMP agrees that any actions related to the subject matter hereof shall be brought in the California state and U.S. federal courts having within their jurisdiction San Francisco or San Mateo, California. SW shall also be entitled to seek relief to protect its Proprietary Rights under the applicable laws of any state or country and in any court of competent jurisdiction. SMP consents to the jurisdiction of the courts identified in this section, and waives any objection SMP might otherwise have based upon lack of personal jurisdiction, or forum non conveniens. SMP agrees that process may be served on SMP by any method allowed for the serving of notices under this Agreement or by any other method allowed by law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

17.  Headings.

     Section and subsection headings herein are provided for convenience only and will not affect the construction or interpretation of this Agreement.

18.  Counterparts.

     This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first mentioned herein.

Sanctuary Woods Multimedia Inc.   Strategic Marketing Partners, Inc.

/s/ Charlotte J. Walker           /s/  W.C. Mitschrich
Charlotte J. Walker,              W.C.Mitschrich,
President                         President

                           Exhibit A


This Exhibit is part of the Agreement dated May 13, 1996 between Strategic Marketing Partners and Sanctuary Woods
Multimedia Inc. SMP shall have the first right of refusal to include in this Exhibit A any or all of SW's products, which are generally suited for the "Retail Channel" as they become available.

                            Products

Product Name                            Suggested Retail
Price

All products offered by SW which are suited for sale to the "retail channel" shall be included in this Agreement.
                           Exhibit B


This Exhibit is part of the Agreement dated May 13, 1996 between Strategic Marketing Partners and Sanctuary Woods
Multimedia Inc.

Accounts

All distributors, resellers, and OEM accounts engaged in the resale of microcomputer products in the U.S. and Canada, including but not limited to the following classes of accounts:

     Bookstore Chains
     Catalogers
     Computer Store Chains
     Computer & Peripheral Manufacturers
     Corporate Account Resellers
     Distributors (National & Regional)
     Franchise Chains
     Independent Computer Stores
     Mail Order Resellers
     Mass Merchants
     Membership Superstores
     Microcomputer Chains & Superstores
     Office Supply Superstores
     Software Publishers
     Toy Chains

                           Exhibit C


This Exhibit is part of the Agreement dated May 13, 1996 between Strategic Marketing Partners and Sanctuary Woods
Multimedia Inc.


Pricing Structure


Channel of                                Pricing
Distribution


Sales to End Users                        "Street" Price*


Sales to Dealers                          10-20% more than
                                          Price to Chain
                                          Accounts

Sales to Chain                            25-33% of "Street"
Accounts                                  Price


Sales to                                  5-7% less than Price
Distributors                              to Chain Accounts



* Average price consumers pay at whichever of the following
Accounts sell the Products on a regular basis: Babbage's, Best Buy, CompUSA, Computer City, Costco, Sam's, Software
Etc.